Exhibit 10.29

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 16th day of April, 2007 (the “Effective Date”), by and among Michael G. Archbold (the “Executive”), VS Parent, Inc., a Delaware corporation (“Parent”), Vitamin Shoppe Industries Inc., a New York corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

W I T N E S S E T H:

WHEREAS, the Executive is commencing his employment with the Company and the parties desire to set forth the terms and provisions of such employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of each of Parent, Holdings and the Company and, in such capacity, shall be responsible for the general management of the finance, operations, information technology, loss prevention and certain real estate affairs and operations of Parent, Holdings and the Company, shall perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to him by the Chief Executive Officer and the Board of Directors of Parent, Holdings or the Company, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Chief Executive Officer and the Board of Directors of Parent, Holdings and the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, Holdings’ and the Company’s business. Notwithstanding the foregoing, upon the approval of the Compensation Committee of Parent, the Executive may serve as a director of a publicly traded company that is not a Competitive Business (hereinafter defined), provided that such service does not interfere with the Executive’s obligations hereunder.

2. Compensation; Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $450,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur by March 31, 2008. The Executive’s Base Salary may not be decreased without his written consent.

(B) Bonus. Each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) in an amount not to exceed fifty percent (50%) of his then current base salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors and Chief Executive Officer in their sole discretion. Executive acknowledges that Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus of up to fifty percent (50%) of Executive base salary. Executive shall be paid his Annual Cash Bonus on or about March 16th of the calendar year following the year to which such bonus relates, but before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty (30) days after the determination thereof, but in all events on or after March 16th of the calendar year following the calendar year of termination, but before the end of such calendar year.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to executives in positions comparable to the Executive’s position.

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as Executive Vice President and Chief Operating Officer of the Company, provided that the Executive complies with the policies, practices and procedures of the Company regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses.

(E) Vacation. The Executive shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally, but in no event less than four (4) weeks per year.

3. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on April 15, 2010 (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for up to three (3) successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than six (6) months prior to the end of the

Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement. For purposes of this Agreement “Termination Date” shall mean the last day of the Initial Term or any Renewal Term for which the six-month period for such Renewal Term to be canceled by either party has transpired without the same having been canceled, as applicable.

4. Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

5. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows:

(A) At the Executive’s Option. The Executive may terminate his employment at any time upon at least six (6) months’ advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 5(I) hereof.

(B) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination “with cause” under this Section 5(B) only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties lawfully assigned to the Executive by Chief Executive Officer and/or the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within ten (10) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within ten (10) days after receipt of written notice from the Company (including any termination by Executive without notice as required in Section 5(A)). In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 5(I) hereof.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 5(C), the Company shall:

(i) Pay the Executive his Base Salary from the date of the termination of the Executive’s employment through the earlier to occur of (1) the Termination Date, and (2) the date that is twelve (12) months following Executive’s termination. Such payments shall be payable under a fixed payment schedule on a weekly basis following the Executive’s termination in the same manner as the same was paid prior to Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the calendar year in which the Executive’s employment is terminated, and (y) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(iii) Until the earlier to occur of (x) twelve (12) months from the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for the portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

Notwithstanding the foregoing, if during the period from the date of the termination of the Executive’s employment hereunder through the end of the period for which any severance is payable pursuant to this Section 5(C) (the “Severance Period”), the Executive (i) becomes employed or (ii) performs 390 or more hours of consulting services for a single client in any ninety (90) day period, the Executive shall promptly notify the Company of such employment or consulting engagement, and the severance payable pursuant to paragraph 5(C)(i) hereof shall be reduced by the gross amount of the compensation or consulting fees earned by the Executive during the Severance Period pursuant to such employment or consulting engagement (the “Alternate Compensation”). Executive agrees that in the event his employment with Company is terminated as provided in this Section 5(C), at all times more than thirty (30) days after the date Executive’s employment with Company is terminated, Executive shall endeavor diligently and in good faith to obtain alternate employment that is appropriate for Executive’s training and experience (“Reasonable Alternate Employment”). Company shall have the right to request evidence that Executive has used good faith efforts to obtain Reasonable Alternate Employment and has not been successful in obtaining the same and/or that Executive has not received Alternate Compensation. If Company has provided to Executive any “outplacement” or other employment assistance in order to facilitate him finding alternative employment, Executive hereby irrevocably authorizes any such party to respond directly to Company with information on Executive’s efforts to obtain Reasonable Alternate Employment.

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment immediately upon written notice to the Company upon the occurrence of a Change of Control (as defined below) followed, within twelve (12) months after the date of the Change of Control, by a material adverse change in the Executive’s function, duties or responsibilities from those described in Section 1 hereof without the written consent of the Executive which is not remedied by the Company within 30 days after Executive gives written notice to the Parent’s Board of Directors of such change (an “Adverse Change in Status”). Executive shall provide notice to Parent’s Board of Directors as aforesaid not more than ninety (90) days after the occurrence of the events that Executive believes has created the Adverse Change in Status. In the event the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall:

(i) pay to the Executive his Base Salary from the date of the termination of the Executive’s employment for a period of twelve (12) months following the Adverse Change in Status. Such payments shall be payable under a fixed payment schedule on a weekly basis following the Executive’s termination in the same manner as the same was paid prior to Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the calendar year in which the Executive’s employment is terminated, and (y) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(iii) during the Insurance Continuation Period, allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for a portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

For the purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule

12b-2 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of such person, becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, Parent or Holdings representing a majority of the combined voting power of the Company’s, Parent’s or Holdings’ then outstanding securities, but excluding (A) any person who is a Beneficial Owner of Holdings’, Parent’s or the Company’ securities outstanding as of the Effective Date or any Affiliate of such person, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, Parent or Holdings, or any subsidiary of the Company, Parent or Holdings, or (C) Parent, Holdings, the Company or any subsidiary of Holdings or the Company.

(E) Disability of Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Section 5(I) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provide in Section 5(I) hereof.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive (or his estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(I) Continuing Benefits. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under this Section 5 is conditioned upon Executive’s (i) execution and delivery to the Company of a general release of legal claims, including, but not limited to, employment-related claims (but not claims as a shareholder) in form satisfactory to the Company, and (ii) continued observance in all material respects of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement.

(K) Revisions to Payment Schedule. Anything herein to the contrary notwithstanding, the parties hereby agree that (i) all payments required to be made under Sections 5(C)(i) and 5(D)(i) hereof that have not been paid on or before March 15 of the following calendar year shall be due and payable on March 15 of the following calendar year, and (ii) all payments required to be made under Sections 5(C)(ii) and 5(D)(ii) hereof shall be made before the end of the calendar year following the calendar year of termination. In the event that the adjustments in timing of payments pursuant to this Section 5(K) shall result in Executive receiving money that would otherwise not be paid to Executive due to Executive obtaining Reasonable Alternate Employment as provided in the last paragraph of Section 5(C) after the acceleration in the payment thereof, Executive shall repay to the Company, as and when payments of Alternate Compensation are received by Executive, but not more frequently than monthly, an amount equal to the lesser of (1) the amount paid under Section 5(C)(i) that was accelerated and that is attributable to the period when Executive was engaged in Reasonable Alternate Employment, and (2) the amount of Alternate Compensation received by Executive on account of the Reasonable Alternate Employment.

(L) Partial Year Bonus. If Executive’s employment is terminated pursuant to any of Sections 5(C, D, E or F) after more than one-half (1/2) of the calendar year shall have transpired, the Company shall pay to the Executive at the time specified below the Fraction (hereinafter defined) times the portion of the Annual Cash Bonus based upon Executive’s salary and maximum bonus percentage at that time that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that Executive was an employee of the Company during such calendar year, minus six (6), and the denominator of the Fraction shall be six (6). As an example, if the Executive’s employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be four-sixths (4/6), determined as follows: (x) ten (10) minus six (6), divided by (y) six (6). Any payment on account of a partial year bonus shall be made at the same time as payment is made to other executives of the Company under the MIP as stated in Section 2(B). If in connection with or following the termination of Executive’s employment the Company shall amend the MIP and the Executive is entitled to benefits under any of Section 5(C, D, E or F) hereof, the amount of the Annual Cash Bonus to be paid thereunder shall equal the amount determined under the MIP as the same existed prior to the amendment thereof.

6. Noncompetition Covenant. Executive acknowledges and agrees that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, Executive agrees that during the term of Executive’s employment by the Company and for a period of two (2) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the quarter preceding Executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

7. Nonsolicitation.

(A) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the business of the Company or its subsidiaries or officers or employees of the Company or its subsidiaries in existence from time to time during his employment with the Company.

(B) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries or joint venture entities, directors, officers or employees or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

8. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries or other information that the Company or its subsidiaries considers proprietary or confidential so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or as may be in the public domain through no fault of his or as may be required by law.

9. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10. Remedies Upon Breach. The Executive agrees that any breach of Sections 6, 7, 8 and 9 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus, if the Company finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

11. Excise Taxes. Company and Executive acknowledge that certain payments to be made under this Agreement or in connection with stock options granted to Executive pursuant to the Amended and Restated VS Parent, Inc. 2006 Stock Option Plan (the “Plan”) may be

subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Section 280G of the Code, or other provisions of tax law which may impose penalties or excise taxes on certain types of compensation or payments made to Executive (collectively “Penalty Taxes”). During the period of employment and thereafter, the Company, in its sole discretion, may propose any amendments or changes to the terms of this Agreement or the Plan for the purpose of avoiding the imposition of any such Penalty Taxes. Executive shall fully cooperate with any such amendments or changes proposed by Company in order to avoid the imposition of any Penalty Taxes on any payments made to or received by Executive, including but not limited to requesting that Company’s shareholders approve the payment of any moneys due to Executive hereunder and/or under the Plan.

12. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

13. Indemnification and Reimbursement of Payments on Behalf of Executive. The Executive shall be solely responsible for all applicable taxes imposed upon him as a result of any payment made to him by the Company, Parent or Holdings, including any such payments that are subject to withholding taxes. In the event the Company, Parent or Holdings is required to make any payment of such taxes, Executive shall indemnify the Company, Parent and Holdings for any amounts so paid (excluding any interest and penalties related thereto).

14. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 6 and 7 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope and do not unreasonably impair his ability to earn a living. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

15. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

17. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

18. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the express written consent of the Chief Executive Officer of Parent then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. Moreover, in the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause Executive or the Company to be subject to the provisions of Section 409A of the Code, as amended, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of Section 409A, provided that the Company shall act in a good faith to minimize the amount of any the reduction in any benefits or compensation paid to or received by Executive (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision.

19. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive, including, without limitation, the offer letter dated March 19, 2007 setting forth the terms of Executive’s employment, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

20. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

21. Notices. Unless otherwise stated, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii) delivered by overnight commercial courier, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company, Parent or Holdings:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Chief Executive Officer

and

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, NJ 07047

Attention: General Counsel

If to the Executive: to the Executive’s last known address on the records of the Company

22. Survival of Obligations. The provisions of Sections 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company, Holdings and Parent and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

23. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or relating to Executive’s employment by Company that cannot be resolved by the Executive and the Company shall be submitted to and resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in Manhattan, New York. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 6, 7, 8 and 9 of this Agreement.

24. Use of the Term “Company”. The term Company as used herein shall mean Company, Parent and/or Holdings and any subsidiaries of Company, unless the context shall dictate otherwise, and the obligations of Company, Parent and Holdings hereunder shall be joint and several.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VS HOLDINGS, INC.

By:	/s/ Thomas Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

VS PARENT, INC.

By:	/s/ Thomas Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

/s/ Michael G. Archbold
Michael G. Archbold